Exhibit 99.2

Bakers Footwear Group Inc.

First Quarter 2008 Results Conference Call Transcript

June 9, 2008

Operator: Greetings, and welcome to the Bakers Footwear Group Incorporated first quarter fiscal 2008 results conference call. At this time all participants are in a listen only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero, on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Allison Malkin, of Integrated Corporate Relations. Thank you, you may begin.

Allison Malkin: Thank you, good morning everyone. Before we get started, I'd like to remind you of the company's safe harbor language, which I'm sure you're all familiar with. The statements contained in this conference call, which are not historical fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements, due to a number of risks and uncertainties, which are described in the company's filing[s] with the SEC. And now I'd like to turn the call over to Bakers Chairman, President and CEO, Peter Edison.

Peter Edison: Thank you Allison. Good morning everyone and thank you for joining us to discuss our first quarter fiscal 2008 results. With me today is Charlie Daniel, our Vice President of Finance. For this morning's call I will review our first quarter results, provide an update on current business trends, and our expectations for the remainder of the year. Following this, Charlie will review our first quarter financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.

Our first quarter results were disappointing, driven by a difficult start to the spring selling season, due to unseasonably cool weather, a cancelled catalog, and an [...] early Easter holiday as compared to last year. That said, we were pleased with the improvement in our sales trends in April, which comp'd flat with all categories of our business, especially open toe footwear performing well. This improved performance has continued into the second quarter and accelerated in June.

First quarter net sales were [$]43.5 million compared to [$]49.3 million in the first quarter of last year. Comparable store sales declined 11.1%, with February and March comps down 16.1%, and April comp sales flat. Net loss for the quarter was $4.9 million, or $0.70 per share, which reflected the sales decline and our aggressive stance towards controlling inventory, which depressed margins.

While not evident in our results, we achieved the priorities we set as we began the quarter. Specifically, we strengthened our merchandising strategies which are now generating the intended results. We managed our inventories, ending the quarter with inventories down 15% versus the same time last year, and we achieved success in our cost containment initiatives. We believe this positions us positively for the second quarter and balance of the year. [We are] optimistic, given the improved sales trends we experienced beginning in April, continuing through the first five weeks of the second quarter.

In addition to positive sales we have been much less promotional than last year in the second quarter to date, and are seeing positive margin trends as well. [We are] also encouraged that these trends have improved across all categories of footwear, including dress, casual and athletic styles with open toed footwear leading the way. Our merchandising team is certainly doing a terrific job at identifying fashion, and consumers are responding favorably. We expect this positive momentum to continue to build during the second and into the third quarters, given the growing importance of our strongest performing category of open toe footwear.

In addition, we maintained our inventory discipline. As I mentioned, inventory at quarter end was in great shape, down 15% from the prior year. We will remain diligent in our control of inventory as we move through the year, and expect this effort, along with desirable fashion to lead to meaningful merchandise margin improvement this year.

We achieved our first quarter targets in our $8 million [...] reduction [in planned expenses], and are raising the cost control bar for ourselves as we now look to achieve total [planned] cost reductions in fiscal 2008 of $10 million. We are confident of achieving this updated goal. We continue to firmly believe that we have adequate liquidity to fund our 2008 business plan, and that our expected operating results will allow us to meet our debt covenant. Please don't forget, we have an almost $2 million tax refund coming by the end of next month.

Although accounting rules require that our long-term debt be included in current liabilities on our balance sheet, there has been no acceleration in the payment terms of our debt instruments, and only approximately [$]2 million of the balance is scheduled for repayment in the next twelve months. I continue to be optimistic regarding our business outlook. For the first five weeks of the second quarter, comparable store sales were down [...] 0.7%, but our trends have been even better since the first week of May, which comp'd against a very highly promotional week last year.

[We are] enjoying increased levels of full price selling, with comp sales improving each of the last four weeks. [Comparable] store sales for the first week of June increased dramatically. We believe this signals a positive turn in our business, and based on the strength of our assortments, we expect our current performance will positively impact the third quarter as well, and have already received some positive indications on fall trends that bode well for the balance of the year.

It's clear to me that our turnaround is now in full bloom. Though I know the first quarter results are disappointing for shareholders, I remind you that merchandising turnarounds are not always smooth and easy. We have clearly accomplished an extraordinary turn with expenses and inventories down and sales finally turning [...] higher. I expect the first quarter to be the last one in a while, where we report disappointing news. And now I would like to turn the call over to Charlie to review our first quarter financial results in more detail.

Charlie Daniel: Thanks Peter. Net sales for the 13 weeks ended May 3, 2008 were $43.5 million, compared to $49.3 million for the 13 weeks ended May 5, 2007. Comparable store sales for the first quarter of fiscal 2008 [decreased] 11.1%, compared to a decrease of 9.3% in the first quarter of fiscal 2007. Gross profit was $11.3 million, or 25.8% of net sales for the first quarter of 2008. This compares to gross profit of $15.3 million, or 31% of net sales in the first quarter of 2007. The decline in gross profit margin was primarily due to higher than planned markdown activity taken in the quarter, and reduced operating leverage, both resulting from lower comparable store sales.

Selling expenses for the first quarter of fiscal 2008 decreased to $10.7 million from $11.9 million, but increased as a percentage of sales to 24.6% from 24.1%. The decrease in selling expenses was primarily driven by a lower store payroll and depreciation expense, and by mailing only one catalogue in the first quarter of 2008, compared to mailing two catalogues in the first quarter last year.

General and administrative expenses for the quarter decreased to $4.4 million from $4.6 million, but increased as a percentage of sales to 10.1% of net sales from 9.3% of net sales last year. The decrease was primarily as a result of reduced administrative wages and benefits.

Lower gross profits and a lack of leverage on operating expenses resulted in a first quarter operating loss of $4.1 million, compared to an operating loss of $1.2 million in the first quarter of 2007. Interest expense for the first quarter increased to $807,000 from $362,000 last year. This increase reflects the interest on our subordinated secured term loan entered into in February, and our subordinated convertible debentures issued in June 2007.

We did not recognize any income tax benefit in the first quarter of 2008 due to our income tax valuation allowance. In the first quarter of fiscal 2007 we recognized an income tax benefit of $589,000.

Net loss for the first quarter was $4.9 million, or $0.70 per share compared to a net loss of $1 million, or $0.15 a share last year. Turning to the balance sheet, at the end of the first quarter, inventories remained tightly controlled, decreasing $4.2 million, to [$]23.6 million from [$]27.8 million in the first quarter last year. At quarter end, the company had negative working capital of $12.8 million. This includes the long-term debt, which is classified as current liabilities for accounting purposes. As Peter mentioned, despite this classification requirement, we only have scheduled repayments on our long-term debt of approximately $2 million over the next 12 months. At quarter end we had $2.5 million of unused borrowing capacity on our revolving credit facility.

Capital expenditures for the quarter were only $300,000 versus $2.5 million in the prior year quarter. For fiscal 2008, we continue to anticipate capital expenditures not to exceed $2 million. And now I will turn the call back over to Peter for closing remarks.

Peter Edison: Thank you Charlie. In conclusion, while our first quarter was difficult, we are confident that our business is poised for improved performance during the balance of the year. As [I have] mentioned on previous calls, our business follows fashion cycles more closely than the economy, and we believe we have successfully capitalized on some favorable fashion cycles that exist today. We also firmly believe we have adequate liquidity to fund our 2008 business plan. With that [I would] like to turn the call over the operator to begin the question and answer portion.

Operator: Thank you. Ladies and gentlemen, we will be now conducting a question and answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two, if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Once again, to ask a question, please press star one on your telephone keypad. To remove yourself from the queue, please press star two. We will pause for a moment to poll for questions. Our first question comes from Dan McCullen with River Cap. Please state your question.

Dan McCullen: Hi, good morning.

Peter Edison: Morning Dan.

Dan McCullen: A question about the liquidity of [$]600,000. I'm a bit concerned about that. Where do you see that improving or where do you see that going in the next quarter, second quarter and third quarter?

Peter Edison: [We see it] being managed [...] comfortably through the next couple of months, and then with the tax [refund] coming from the federal government, we see it going up [...], where it will stay [...] higher, really throughout the third and fourth quarters.

Dan McCullen: Okay, thank you.

Peter Edison: Thanks Dan.

Operator: Once again, to ask a question, please press star one on your telephone keypad. To remove yourself from the queue, please press star two. Our next question comes from Ivan Zwick with Raymond James. Please state your question.

Ivan Zwick: My question is, over the next 12 months, I know you have some stores that are not performing up to your hopes, how many stores did you have on, maybe your list, that you might be closing?

Peter Edison: Ivan [we are] actually closing four or five of our most disappointing stores this spring. We will probably close, in the next twelve months, not counting those four or five stores, another five to seven stores, and so it feels like our store base is actually in pretty good shape. [There are] a few stores out there that we [would not] mind closing, but not much more than that.

Ivan Zwick: Okay thank you.

Peter Edison: Thanks Ivan.

Operator: Our next question comes from John Zolidis with Buckingham Research. Please state your question.

John Zolidis: Hi, good morning.

Peter Edison: Good morning John.

John Zolidis: Question for you on the comp trend. I think you said that May was just slightly negative and that, so far in June, you've seen a nice spike higher.

Peter Edison: [That is] correct.

John Zolidis: Can you talk a little bit more about what you think is driving that? Provide us a little more color – you know, how much of it is potentially due to the heat wave that we're seeing helping out sandal sales and what is due, you think, to fashion and improving source?

Peter Edison: Yeah, I think its fashion and weather because [they are] directly tied together. The fashion of the season is sandals, and it was very cold and rainy for this spring, and it really [did not] allow the fashion to release itself, and now [it is] releasing itself because the weather has clearly become [warmer]. So whether you want to call that weather or fashion, I think the two of them go hand in hand.

John Zolidis: Okay, I mean do you think that there are new fashion trends that are requiring women to update what they have in their closets? Or is it - because some of the things I've been hearing is that, you know, the flat trend is continuing, which is, which was a last year phenomenon - flip-flops still strong. Is there stuff out there that's just, that's new, that women don't have?

Peter Edison: Yes, specifically the whole gladiator sandal look has been a powerful look, which is upfront and very different, just to get [more] specific; it is a flat sandal, but [it is] a particularly strong group of them. But its strength across really all sandal categories that drives that powerful an increase in sales.

John Zolidis: Okay, and then, I know you don't like to talk about what you anticipate for future fashion trends, but can you just kind of comment whether you think there are new items that are going to cause, you know, women to buy new shoes, as we head into, I guess later summer and into fall?

Peter Edison: Yeah, [...] I [will not] get too specific, but [...] there is a lot of newness and it comes in at least three categories. First I want to just give credit to a carryover, which is that the sandal business always affects our third quarter significantly, so [there is] a carryover into the third quarter from the summer fashion as well, but branded athletic is strong and new. Dress shoes have some significant newness and strength to them, and the whole boot category has excitement and newness as well. So [we are] quite pleased with the opportunities to drive fashion business.

John Zolidis: Okay and then can you just remind us, the product that's in the stores now, is that from the previous merchandising staff or is that stuff that's been bought by the current staff that's in place now.

Peter Edison: No, the stuff in the stores has been bought by the current staff. [I would] say [...] about 92% of it [was bought by the current staff] and [...] maybe 8% carryover goods [...] I don't know [for sure]. So it's [essentially] a fully new merchandising effort.

John Zolidis: And the first quarter, that was from the prior staff, or the current staff?

Peter Edison: No it was the current staff as well. I think the issue with the first quarter was truly the bad confluence of weather, and a fashion trend that required some warmth.

John Zolidis: Great, okay thanks a lot and good luck.

Peter Edison: Thank you.

Operator: Ladies and gentlemen, there are no further questions at this time. I will turn the conference back to management for closing comments.

Peter Edison: Thank you very much. Everyone thanks for your participation. I look forward to speaking with you during our second quarter conference call in September, if not sooner.

Operator: Thank you. This concludes today's conference. You may disconnect your lines at this time. Thank you all for your participation.